As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bluejay Diagnostics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-3552922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 Massachusetts Ave., Suite 203 Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Bluejay Diagnostics, Inc. 2021 Stock Plan, as amended

(Full title of the plans)

Neil Dey

Bluejay Diagnostics, Inc.

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

(844) 327-7078

(Name, address and telephone number of agent for service)

Copies to:

Brian C. O’Fahey, Esq.

Thomas R. Wiltshire, Esq.

Hogan Lovells Cadwalader US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Bluejay Diagnostics, Inc., a Delaware corporation (the “Company” or “Registrant”), relating to 600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued under the Bluejay Diagnostics, Inc. 2021 Stock Plan, as amended (the “2021 Stock Plan”), representing the increased number of shares of Common Stock authorized by an amendment to the 2021 Stock Plan that was approved by the Company’s stockholders on June 9, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Stock Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated herein by reference and made part of this Registration Statement; provided, however, that the Company is not incorporating any information furnished pursuant to either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026;

(c)	Those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2026 that are deemed “filed” with the SEC;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2026, March 17, 2026, June 2, 2026, June 8, 2026 and June 9, 2026; and

(e)	The description of the Company’s common stock, par value $0.0001 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on November 5, 2021, as amended by the description of the Company’s common stock contained in Exhibit 4.10 to its Annual Report on Form 10-K for the year ended December 31, 2024, including all amendments and reports updating that description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:

●	transaction from which the director or officer derived an improper personal benefit;

●	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders.

The Company’s amended and restated certificate of incorporation provides for such limitations on liability for its directors.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated bylaws require us to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such covered person in connection with a proceeding.

In addition, under our amended and restated bylaws, in certain circumstances, the Company shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Company shall not be required to advance any expenses to a person against whom the Company directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

EXHIBIT INDEX

		Filed with this		Incorporated by Reference
Number	Exhibit Title	Form S-8	Form	File No.	Date Filed
3.1	Amended and Restated Certificate of Incorporation		S-1	333-260029 Exhibit 3.1	10/04/2021
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	07/21/2023
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	05/16//2024
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	06/20/2024
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	08/28/2024
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	11/18/2024
3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation		8-K	001-41031 Exhibit 3.1	01/30/2026
3.8	Amended and Restated Bylaws		S-1	333-260029 Exhibit 3.2	10/04/2021
3.9	Amendment No. 1 to Amended and Restated Bylaws		8-K	001-41031 Exhibit 3.1	10/16/2024
4.1	Specimen Common Stock Certificate		S-1	333-260029 Exhibit 4.1	10/04/2021
4.2	Bluejay Diagnostics, Inc. 2021 Stock Plan, as amended		8-K	001-41031 Exhibit 10.1	06/09/2026
5.1	Opinion of Hogan Lovells Cadwalader US LLP	X
23.1	Consent of Wolf & Company, P.C.	X
23.2	Consent of Hogan Lovells Cadwalader US LLP (included in Exhibit 5.1)	X
24.1	Power of Attorney (included on signature page)	X
107	Filing Fee Table	X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Acton, State of Massachusetts, on August 12, 2026.

BLUEJAY DIAGNOSTICS, INC.

By:	/s/ Neil Dey
	Name:	Neil Dey
	Title:	President, Chief Executive Officer, Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Indranil “Neil” Dey his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated below, on August 12, 2026.

Signature	Title

/s/ Neil Dey	President, Chief Executive Officer and Director
Neil Dey	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Donald R. Chase	Chairman of the Board
Donald R. Chase

/s/ Svetlana Dey	Director
Svetlana Dey

/s/ Douglas Wurth	Director
Douglas Wurth

/s/ Fred S. Zeidman	Director
Fred S. Zeidman